ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
                              TERMS AND CONDITIONS

                  This Agreement is made as of ______, 1998 by and between THE RBB FUND, INC., a Maryland corporation (the "Fund"), and PFPC INC., a Delaware corporation ("PFPC"), which is an indirect wholly-owned subsidiary of PNC Bank Corp.

                  The Fund is registered as an open-end, non-diversified investment company under the Investment Company Act of 1940, as amended (the "1940 Act"). The Fund wishes to retain PFPC to provide administration and accounting services to its Boston Partners Long-Short Equity Fund (the "Portfolio"), and PFPC wishes to furnish such services.

                  In consideration of the promises and mutual covenants herein contained, the parties agree as follows:

               1. DEFINITIONS.

                  (a) "1933 ACT" means the Securities Act of 1933, as amended.

                  (b) "1934 ACT" means the Securities Exchange Act of 1934, as amended.

                  (c) "AUTHORIZED PERSON" means any officer of the Fund and any other person, duly authorized by the Fund's Board of Directors, to give Oral and Written Instructions on behalf of the Fund and listed on the Certificate attached hereto as Appendix B or any amendment thereto as may be received by PFPC from time to time. An Authorized Person's scope of authority may be limited by the Fund by setting forth such limitation on the Certificate.

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                  (d) "BOOK-ENTRY SYSTEM" means Federal Reserve Treasury
book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the 1934 Act.

                  (e) "ORAL INSTRUCTIONS" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person.

                  (f) "SEC" means the Securities and Exchange Commission.

                  (g) "SHARES" mean the shares of common stock of the Fund representing an interest in the Portfolio.

                  (h) "PROPERTY" means:

                      (i) any and all securities and other investment items of the Portfolio which the Fund may from time to time deposit, or cause to be deposited, with PFPC or which PFPC may from time to time hold for the Fund on behalf of the Portfolio;

                      (ii) all income in respect of any of such securities or other investment items;

                      (iii) all proceeds of the sale of any of such securities
                            or investment items; and

                      (iv) all proceeds of the sale of Shares which are received by PFPC from time to time, from or on behalf of the Fund.

                  (i) "WRITTEN INSTRUCTIONS" mean written instructions signed by two Authorized Persons and received by PFPC. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

         2. APPOINTMENT. The Fund hereby appoints PFPC to provide administration and accounting services to the Portfolio, in

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accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

                 3. DELIVERY OF DOCUMENTS.

                    The Fund has provided or, where applicable, will provide PFPC with the following:

                    (a) certified or authenticated copies of the resolutions of the Fund's Board of Directors, approving the appointment of PFPC to provide services pursuant to this Agreement;

                    (b) a copy of the Fund's most recent effective registration statement;

                    (c) a copy of the Fund's advisory agreement or agreements
                        with respect to the Portfolio;

                    (d) a copy of the Fund's distribution agreement or
                        agreements with respect to the Portfolio;

                    (e) a copy of any additional administration agreement with respect to the Portfolio;

                    (f) copies of any shareholder servicing agreements made in respect of the Portfolio; and

                    (g) certified or authenticated copies of any and all
                        amendments or supplements to the foregoing.

                 4. COMPLIANCE WITH GOVERNMENT RULES AND REGULATIONS.

                    PFPC undertakes to comply with all applicable requirements of the 1933 Act, the 1934 Act and the 1940 Act, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to all duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Fund.

                 5. INSTRUCTIONS.

                    Unless otherwise provided in this Agreement, PFPC shall act only upon oral and Written Instructions.

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                    PFPC shall be entitled to rely upon any Oral and Written
Instructions it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Directors or of the Fund's shareholders.

                    The Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. The Fund further agrees that PFPC shall incur no liability to the Fund in acting upon Oral or Written Instructions provided such instructions reasonably appear to have been received from an Authorized Person.

                 6. RIGHT TO RECEIVE ADVICE.

                    (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral or Written Instructions, from the Fund.

                    (b) Advice of Counsel. If PFPC shall be in doubt as to any questions of law pertaining to any action it should or should not take, PFPC may request advice at its own cost from

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such counsel of its own choosing (who may be counsel for the Fund, the Fund's advisor or PFPC, at the option of PFPC).

                    (c) Conflicting Advice. In the event of a conflict between directions, advice or Oral or Written Instructions PFPC receives from the Fund, and the advice it receives from counsel, PFPC shall be entitled to rely upon and follow the advice of counsel.

                    (d) Protection of PFPC. PFPC shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions, advice and Oral or Written Instructions.

                    Nothing in this paragraph shall be construed so as to impose an obligation upon PFPC (i) to seek such directions, advice or Oral or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

                 7. RECORDS.

                    The books and records pertaining to the Fund, which are in the possession of PFPC, shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund and Authorized Persons shall have access to such books and records at all times during PFPC's

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normal business hours. Upon the reasonable request of the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person at the Fund's expense to be paid from the assets of the Portfolio.

                    PFPC shall keep the following records:

                    (a) all books and records with respect to the Portfolios
                        books of account;

                    (b) records of the Portfolio's securities transactions;

                    (c) all other books and records as PFPC is required to
                        maintain pursuant to Rule 3la-1 of the 1940 Act and as specifically set forth in Appendix B hereto.

                 8. CONFIDENTIALITY.

                    PFPC agrees to keep confidential all records of the Fund and information relative to the Fund and its shareholders (past, present and potential), unless the release of such records or information is otherwise consented to, in writing, by the Fund. The Fund agrees that such consent shall not be unreasonably withheld. The Fund further agrees that, should PFPC be required to provide such information or records to duly constituted authorities (who may institute civil or criminal contempt proceedings for failure to comply), PFPC shall not be required to seek the Fund's consent prior to disclosing such information.

                 9. LIAISON WITH ACCOUNTANTS.

                    PFPC shall act as liaison with the Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules, all with respect to the Portfolio. PFPC shall take all reasonable action

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in the performance of its obligations under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as such may be required by the Fund from time to time.

                 10. DISASTER RECOVERY.

                     PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provision of emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to the Fund, take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

                 11. COMPENSATION.

                     As compensation for services rendered by PFPC during the term of this Agreement, the Fund will pay to PFPC from the assets of the Portfolio a fee or fees as may be agreed to in writing by the Fund and PFPC.

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                 12. INDEMNIFICATION.

                     The Fund agrees to indemnify and hold harmless PFPC and its nominees from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the 1933 Act, the 1934 Act and the 1940 Act), and any state and foreign securities and blue sky laws, and amendments thereto, and expenses, including (without limitation) attorneys' fees and disbursements, arising directly or indirectly from any action which PFPC takes or does not take (i) at the request or on the direction of or in reliance on the advice of the Fund or (ii) upon Oral or Written Instructions. Neither PFPC, nor any of its nominees, shall be indemnified against any liability to the Fund or to its shareholders (or any expenses incident to such liability) arising out of PFPC's own willful misfeasance, gross negligence or reckless disregard of its duties and obligations under this Agreement.

                 13. RESPONSIBILITY OF PFPC.

                     PFPC shall be under no duty to take any action on behalf of the Fund except as specifically set forth herein or as may be specifically agreed to by PFPC in writing. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PFPC shall be responsible for failure to perform its duties under this Agreement arising out of PFPC's gross negligence. Notwithstanding the foregoing, PFPC shall not be responsible for losses beyond its control, provided

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that PFPC has acted in accordance with the standard of care set forth above; and
provided further that PFPC shall only be responsible for that portion of losses or damages suffered by the fund that are attributable to the gross negligence of PFPC.

                     Without limiting the generality of the foregoing or of any other provision of this Agreement, PFPC, in connection with its duties under this Agreement, shall not be liable for (a) the validity or invalidity or authority or lack thereof of any Oral or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine; or (b) delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, including acts of civil or military authority, national emergencies, labor difficulties, fire, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

                     Notwithstanding anything in this Agreement to the contrary, PFPC shall have no liability to the Fund for any consequential, special or indirect losses or damages which the Fund may incur or suffer by or as a consequence of PFPC's performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PFPC.

                 14. DESCRIPTION OF ACCOUNTING SERVICES ON A CONTINUING BASIS.

                     PFPC will perform the following accounting functions with respect to the Portfolio if required:

                     (i) Journalize investment, capital share and income and expense activities;

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                     (ii)   verify investment buy/sell trade tickets when
                            received from the investment advisor (the "Advisor") and transmit trades to the Fund's foreign custodian (the "Custodian") for proper settlement;

                     (iii) Maintain individual ledgers for investment securities;

                     (iv)   Maintain historical tax lots for each security;

                     (v) Reconcile cash and investment balances with the Custodian, and provide the Advisor with the beginning cash balance available for investment purposes;

                     (vi) Update the cash availability throughout the day as required by the Advisor;

                     (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

                     (viii) Calculate various contractual expenses (e.g.,
                            advisory and custody fees);

                     (ix) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

                     (x) Control all disbursements and authorize such disbursements upon Written Instructions;

                     (xi)   Calculate capital gains and losses;

                     (xii)  Determine net income;

                     (xiii) Obtain security market quotes from independent
                            pricing services approved by the Advisor, or if such quotes are unavailable, then obtain such prices from Advisor, and in either case calculate the market value of the investments;

                     (xiv) Transmit or mail a copy of the daily portfolio valuation to the Advisor;

                     (xv)   Compute net asset value;

                     (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity; and

                     (xvii) Prepare a monthly financial statement, which
                            includes the following items:

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                           Schedule of Investments
                           Statement of Assets and Liabilities Statement of Operations
                           Cash Statement
                           Schedule of Capital Gains and Losses.

                 15. DESCRIPTION OF ADMINISTRATION SERVICES ON A CONTINUING
BASIS.

                     PFPC will perform the following administration services with respect to the Portfolio:

                     (i) Prepare quarterly broker security transactions summaries;

                     (ii)   Prepare monthly security transaction listings;

                     (iii) (a) Assist in the preparation of support schedules necessary for completion of federal and state tax returns; or (b) prepare for execution and file the Fund's federal and state tax returns;

                     (iv) (a) Assist in the preparation of Semi-Annual Reports with the SEC on Form N-SAR; or (b) prepare and file the Fund's Semi-Annual Reports with the SEC on Form N-SAR.

                     (v) Assist in the preparation of annual, semi-annual, and quarterly shareholder reports; or (b) prepare and file with the SEC the Fund's annual, semi-annual, and quarterly shareholder reports;

                     (vi) Assist with the preparation of registration statements and other filings relating to the registration of Shares;

                     (vii) Monitor the Portfolio's status as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended; and

                     (viii) Coordinate contractual relationships and
                            communications between the Fund and its service providers.


                 16. DURATION AND TERMINATION.

                     This Agreement shall continue until terminated by the Fund or by PFPC on sixty (60) days' prior written notice to the other party.

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                 17. NOTICES.

                     All notices and other communications, including written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed
(a) if to PFPC at PFPC's address, 400 Bellevue Parkway, Wilmington, Delaware 19809; (b) if to the Fund, at the address of the Fund; or (c) if to neither of the foregoing, at such other address as shall have been notified to the sender of any such Notice or other communication.

                 18. AMENDMENTS.

                     This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

                 19. DELEGATION.

                     PFPC may assign its rights and delegate its duties hereunder to any wholly owned director indirect subsidiary of PNC Bank, National Association or PNC Bank Corp., provided that (i) PFPC gives the Fund thirty (30) days' prior written notice; (ii) the delegate agrees with PFPC to comply with all relevant provisions of the 1940 Act; and (iii) PFPC and such delegate promptly provide such information as the Fund may request, and

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respond to such questions as the Fund may ask, relative to the delegation, including (without limitation) the capabilities of the delegate.

                 20. COUNTERPARTS.

                     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 21. FURTHER ACTIONS.

                     Each Party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

                 22. MISCELLANEOUS.

                     This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated and/or Oral Instructions.

                     The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

                     This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding and

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shall inure to the benefit off the parties hereto and their respective successors.

                     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

                            PFPC, INC.


                            By:_______________________________________


                            THE RBB FUND, INC.


                            By:_______________________________________


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